Exhibit (a)(1)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
               PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST
                                       at
                              $14.16 Net Per Share
                                       by
                            MILDRED B. HOREJSI TRUST


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 16, 2007, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE OFFER -- SECTION 14."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE
MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

Any shareholder desiring to tender all or any portion of the shareholder's shares should either:

     |X| Request the shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if the shareholder desires to tender such shares; or

     |X| Complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal, have the shareholder's signature guaranteed if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in "THE OFFER --
          Section 7," transmit an "agent's message" (as defined in "THE OFFER --
          Section 6"), and any other required documents to the depositary and either deliver the certificates for such shares to the depositary along with the letter of transmittal (or such facsimile) or deliver the shares pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 7."

If a shareholder desires to tender shares and the share certificates are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the "expiration date" (as defined herein), then the tender may be effected by following the procedure for guaranteed delivery set forth in "THE OFFER -- Section 7."

Questions and requests for assistance may be directed to Morrow & Co., Inc., the information agent, at the address and telephone number set forth on the back cover of this offering document. Additional copies of this offering document, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the information agent.



                    THE INFORMATION AGENT FOR THIS OFFER IS:

                               Morrow & Co., Inc.
                                 470 West Avenue
                               Stamford, CT 06902

                      Banks and Brokers Call (203) 658-9400

                   Shareholders Call Toll Free: (800) 607-0088

January 22, 2007

                                TABLE OF CONTENTS

SUMMARY TERM SHEET.............................................................i

INTRODUCTION...................................................................2

THE OFFER......................................................................3

  SECTION 1.  CERTAIN INFORMATION CONCERNING THE TRUST.........................3

  SECTION 2.  OWNERSHIP OF AND TRANSACTIONS IN SHARES..........................4

  SECTION 3.  BACKGROUND AND PURPOSE OF THE OFFER; PLANS FOR PCA...............5

  SECTION 4.  SOURCE AND AMOUNT OF FUNDS.......................................7

  SECTION 5.  TERMS OF THE OFFER; PRORATION....................................7

  SECTION 6.  ACCEPTANCE FOR PAYMENT AND PAYMENT...............................9

  SECTION 7.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.........10

  SECTION 8.  WITHDRAWAL RIGHTS...............................................12

  SECTION 9.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER......12

  SECTION 10.  PRICE RANGE OF THE SHARES; DIVIDENDS...........................13

  SECTION 11.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES...............14

  SECTION 12.  CERTAIN INFORMATION CONCERNING PCA.............................14

  SECTION 13.  DIVIDENDS AND DISTRIBUTIONS....................................15

  SECTION 14.  CONDITIONS TO THE OFFER........................................15

  SECTION 15.  CERTAIN LEGAL MATTERS..........................................17

  SECTION 16.  CERTAIN FEES AND EXPENSES......................................17

  SECTION 17.  MISCELLANEOUS..................................................18

  SCHEDULE I..................................................................19

  SCHEDULE II.................................................................21

                               SUMMARY TERM SHEET

     The Mildred B. Horejsi Trust is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Putnam California Investment Grade Municipal Trust at a price of $14.16 per share, net to the seller in cash, without interest. Our offer is subject to the terms and conditions set forth in this offering document and in the related letter of transmittal. The Mildred B. Horejsi Trust is referred to as "we," "our," "us" or the "Trust", and Putnam California Investment Grade Municipal Trust is referred to as "PCA." We refer to shares of common stock, par value $0.001 per share, issued by PCA as "shares" or "stock." The following summary highlights selected information from this offering document. We urge you to read this offering document in its entirety and the accompanying letter of transmittal carefully, because the information in the summary is not complete and the remainder of this offering document and the letter of transmittal contain additional important information.

     Who is offering to purchase my shares?

     The purchaser will be the Mildred B. Horejsi Trust, an irrevocable grantor trust domiciled in Alaska and administered and governed in accordance with Alaska law. The Trust is an estate planning trust established in 1965 by Mrs. Mildred Horejsi, the mother of Stewart R. Horejsi, primarily for the benefit of her issue. The Trust is authorized to hold property of any kind and invests primarily in marketable securities. See "THE OFFER -- Section 1" for more information regarding the Trust. The Trust currently owns 9,100 shares common stock, or approximately 0.2%% of the outstanding shares, purchased for an aggregate of approximately $129,000.

     How much are you offering to pay?

     The Trust is offering to pay you $14.16 per share in cash, without interest, which reflects a premium of 0.6% over the last sale price of the shares reported by the American Stock Exchange on Friday, January 19, 2007, the last trading day before we commenced our offer. Our offer to purchase shares is equal to the highest average price shareholders paid for shares on the American Stock Exchange for the previous two and 1/2-year trading period. This price, $14.16, which reflects a discount of 4.77% to NAV (based on the latest reported NAV of January 18, 2007), also reflects an increase of $0.09, per share, above the last closing price on the American Stock Exchange as of Friday, January 19, 2007.

     Why are you making this offer?

     We are making our offer because we intend to acquire control of PCA so that we may take PCA in a new direction. See "THE OFFER -- Section 3." For shareholders who do not wish to be a part of the new direction, our offer is an opportunity to sell shares before any changes occur.

     What is your plan for a new direction for PCA?

     To implement our plan to take PCA in a new direction, we intend to:

          1. Propose a reduction of the high number of PCA trustees from its current 11 to a more responsive and manageable 5;

          2. Propose that PCA shareholders elect our nominees in place of the incumbent trustees at PCA's next annual meeting (the date of the meeting has not been set). We prefer trustees that we know, trust and in whom we have confidence with regard to fund-related business decisions;

          3. Propose that PCA be given a fresh start with new management and administration insofar as its current management is embroiled in litigation, investigations and other allegations of varying improprieties which have led to various settlements with the Securities and Exchange Commission (the "SEC") and the Massachusetts Securities Division. A former trustee of PCA has also recently settled with the SEC allegations regarding breach of fiduciary duty in his capacity as a trustee. It is also our understanding from public news reports that PCA's manager, Putnam Investment Management, LLC ("Putnam Investment"), is under consideration to be purchased by a closely-held Canadian corporation, Power Corporation, which may not necessarily have experienced management in the affairs of United States closed-end funds or funds traded on the American Stock Exchange. To this end, we would:

               (a) Propose that PCA's incumbent investment adviser be terminated and, subject to shareholder approval, replaced with Boulder Investment Advisers, LLC ("BIA") and Stewart West Indies Trading Company, Ltd. (doing business in the United States as Stewart Investment Advisers) ("SIA") as co-advisers (see "THE OFFER -- Section 1" for more information regarding BIA and SIA). Stewart R. Horejsi is the portfolio manager for BIA and SIA and would likely be proposed by BIA and SIA to be PCA's portfolio manager; and

               (b) Propose that PCA terminate its incumbent administrator and replace it with Fund Administrative Services, LLC, a company affiliated with BIA and SIA;

          4. Consider moving PCA from the American Stock Exchange to another reputable exchange, including without limitation the New York Stock Exchange, London Stock Exchange, Australian Stock Exchange, or some other exchange that provides for a more efficient and less-costly regulatory framework for closed-end funds;

          5. Propose that PCA change its name so that it does not include "Putnam". This change would be made if the fund's adviser is no longer associated with Putnam Investment;

          6. Propose that PCA change its investment policies and objectives, which may include, among other changes, proposals for PCA to expand its investment scope to include but not be limited to investments in both foreign and domestic common stocks, dividend paying common stocks and other fixed income securities, closed-end investment companies, and real estate operating companies and investment trusts, consistent with our philosophy that PCA's advisors should have the greatest possible flexibility to seek out and make investments they believe to be the best values among any asset class anywhere in the world; and

          7. Resist any attempt to open-end PCA. We agree with the current trustees' statement that "the continued operation of your fund as a closed-end fund is in the best long-term interests of your fund's shareholders" and thus PCA should maintain its closed-end status. However, we believe we can provide a better solution to address shareholder concerns, as discussed more fully in the Offer, including changing the incumbent investment adviser and administrator and reducing the number of trustees from 11 to 5.

Changing PCA's investment policies to permit PCA to invest in securities other than California municipal bonds is likely to result in the fund having income that is not exempt from federal and California income taxes. In addition, some of these changes are likely to increase PCA's costs. See "THE OFFER -- Section 3.

     In the latest ratings by Morningstar(TM) (December 31, 2006), PCA received 2 of 5 stars for its overall, 10-, and 5-year performance history, and 1 of 5 stars for its 3-year performance history, as compared with other similarly situated California municipal long-position closed-end funds. We believe PCA can and should perform better.

     Do you have the financial resources to make payment?

     Yes. We intend to use cash on hand and margin borrowings under an account maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated to fund the acquisition of the shares we are offering to purchase in this offer. Margin borrowings under the account are based on the collateral maintained in the account. We will not be using any shares as collateral for our margin borrowings from Merrill Lynch. To the extent additional funds are required to fund the acquisition of the shares we are offering to purchase, we will draw from a revolving line of credit between the Trust and the Lola Brown Trust No. 1B. We will not be using any shares as collateral for our borrowings under this revolving line of credit. No plans or arrangements have been made to finance or repay the Lola Line of Credit (as defined in "THE OFFER -- Section 4.") or borrowings under the Merrill Lynch Agreement. See "THE OFFER -- Section 4."

     How many shares are you seeking to purchase in the offer?

     We are offering to purchase all of the 4,518,749 outstanding shares of common stock of PCA that we do not already own.

     Will I have to pay any fees or commissions?

     If you are the record owner of your shares and you tender your shares to us in our offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company, or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company, or other nominee to determine whether any charges will apply. See "INTRODUCTION."

     What are the most important conditions to the offer?

     We are not obligated to buy any shares in our offer if various events occur, including:

          1. any change or prospective change in the affairs of PCA that has had or may have a materially adverse effect on PCA or us;

          2. the existence or threat of litigation that adversely affects our offer or our ability to acquire or exercise ownership rights with respect to the shares or that could have a materially adverse effect on PCA;

          3. the existence or proposal of any law limiting our ability to consummate the offer or our ability to exercise ownership rights with respect to the shares or that could have a materially adverse effect on PCA;

          4. a general suspension of trading on any national securities exchange in the United States;

          5. any event that might adversely affect the extension of credit by banks or other financial institutions;

          6. a material change in United States or other currency exchange rates or a suspension of or limitation on trading in currency exchange markets;

          7. the commencement of, or a significant expansion in any currently ongoing, war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

          8. any attack on, or outbreak or act of terrorism involving, the United States;

          9. a material decrease in the market price for the shares or in the general level of market prices for equity securities in the United States;

          10.  any  change  in  the  general  political,   market,  economic  or
               financial conditions in the United States that could have a materially adverse effect on PCA;

          11. the number of shares tendered in response to this offer are less than 25% of the outstanding shares; or

          12.  any change in PCA's capitalization or stated distribution policy.

     Our offer is also subject to a number of other conditions. See "THE OFFER -- Section 14."

     How long do I have to decide whether to tender in the offer?

     You will have at least until 12:00 Midnight, New York City time, on February 16, 2007, to tender your shares in our offer. If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure. The procedure is discussed in "THE OFFER -- Section 7."

     Can the offer be extended and under what circumstances?

     We may elect to extend our offer from time to time if, at the then scheduled expiration date of our offer, any of the conditions to our offer are not satisfied. We will also extend our offer if the rules of the Securities and Exchange Commission require us to do so. See "THE OFFER -- Section 5."

     How will I be notified if the offer is extended?

     If we extend our offer, we will make a public announcement of the extension. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was scheduled to expire. See "THE OFFER -- Section 5."

     How do I accept the offer and tender my shares?

     To tender shares, you must deliver various documents to the Colbent Corporation, the depositary for our offer, prior to the expiration of our offer. If you are a record holder, these documents include the certificates representing your shares and a completed letter of transmittal. If your shares are held through a bank, broker, dealer, trust company, or other nominee, the shares can be tendered only by that bank, broker, dealer, trust company, or other nominee. If you cannot deliver a required item to the depositary by the expiration of our offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three American Stock Exchange trading days. The depositary must receive the missing items within that period for the tender to be valid. See "THE OFFER -- Section 7."

     If I accept the offer, when will I be paid?

     If the conditions to the offer are satisfied and we consummate the offer and accept your shares for payment, you will receive payment for the shares you tendered as soon as practicable following the expiration of the offer. See "THE OFFER -- Section 6."

     Can I withdraw my previously tendered shares?

     You may withdraw all or a portion of your tendered shares at any time prior to the time the shares are accepted for payment, after which they cannot be withdrawn. See "THE OFFER -- Section 8."

     How do I withdraw previously tendered shares?

     To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct them to arrange for the withdrawal of your shares. See "THE OFFER -- Section 8."

     What do PCA's trustees think of this offer?

     Concurrently with making this offer, we have delivered to the trustees of PCA a letter advising them of the commencement of this tender offer and urging them to support it. See "THE OFFER - Section 3." Other than such letter, we have not contacted PCA's trustees prior to the commencement of this tender offer. To our knowledge, PCA's trustees were unaware of this offer prior to publication of this offering document or receipt of the foregoing letter, and have not approved this offer or otherwise commented on it as of the date of this offering document. Within 10 business days after the date of this offering document, PCA is required to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

     If I decide not to tender, how will the offer affect me?

     If you decide not to tender your shares, you will still own the same amount of shares, and PCA will still be a public company listed on the American Stock Exchange (barring the occurrence of some event that causes the shares to become ineligible for continued listed on the American Stock Exchange). However, the purchase of shares in the offer may reduce the number of holders of shares and will reduce the number of shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining shares the public holds. See "THE OFFER -- Section 11." Also, it is our intent to move forward with our proposed changes to PCA as discussed in the Offer if we obtain control but acquire less than all outstanding shares.

     What is the market value of my shares as of a recent date?

     On Friday, January 19, 2007, the last trading day before we announced our intention to make our offer and commenced our offer, the last sale price of the shares reported by the American Stock Exchange was $14.07 per share. You should obtain a recent price quotation for shares in deciding whether to tender your shares. See "THE OFFER -- Section 10."

     Do I have appraisal or dissenter's rights?

     There are no appraisal or dissenter's rights available in connection with our offer.

     What are the U.S. federal income tax consequences of tendering shares in the offer?

     Selling your shares in our offer will be a taxable transaction for U.S. federal income tax purposes, and payments for shares sold will be subject to applicable withholding of United States federal, state and local taxes. Generally, you will recognize gain or loss in an amount equal to the difference between the cash that you receive in our offer and your adjusted tax basis in the shares that you sell in our offer. That gain or loss will be a capital gain or loss if the shares are capital assets in your hands and if you meet certain additional requirements. Any capital gain or loss will be long-term capital gain or loss if you have held the shares for more than one year at the time our offer is completed. The tax consequences of the Offer to you may vary depending on your particular circumstances. For a summary of the federal income tax consequences of our offer, see "THE OFFER -- Section 9." You should consult with your personal tax advisor or attorney.

     Who can I talk to if I have questions about the offer?

     You may call Morrow & Co., Inc., which is acting as the information agent for our offer, at (203) 658-9400 (for Brokers or Bankers) or (800) 607-0088 (toll-free for shareholders). See the back cover of this offering document.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

To the Holders of Shares of Common Stock of Putnam California Investment Grade Municipal Trust:


                                  INTRODUCTION

     The Mildred B. Horejsi Trust, an irrevocable grantor trust domiciled in Alaska and administered and governed in accordance with Alaska law (the "Trust" and also referred to herein as "we," "our" or "us"), hereby offers to purchase all of the common stock, par value $0.001 per share (the "shares"), of Putnam California Investment Grade Municipal Trust, a Massachusetts business trust ("PCA"), at a price of $14.16 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). The Offer Price reflects a discount of 4.77% to PCA's per-share net asset value ("NAV") as of January 18, 2007 (the latest reported NAV) and a premium of $0.09 per share above the last closing price on the American Stock Exchange as of January 19, 2007. The Offer Price is equal to the highest average price shareholders paid for shares on the American Stock Exchange for the previous two and 1/2-year trading period.

     We currently own approximately 9,100 shares of common stock, or about 0.2%, of the fund and are making this Offer because we intend to acquire control of PCA so that we may take PCA in a new direction. It is our intent to move PCA in a new direction if we obtain control but acquire less than all of the outstanding shares. To implement our plan to take PCA in a new direction, we intend to:

          1. Propose a reduction of the high number of PCA trustees from its current 11 to a more responsive and manageable 5;

          2. Propose that PCA shareholders elect our nominees in place of the incumbent trustees at PCA's next annual meeting (the date of the meeting has not been set). We prefer trustees that we know, trust and in whom we have confidence with regard to fund-related business decisions;

          3. Propose that PCA be given a fresh start with new management and administration insofar as its current management is embroiled in litigation, investigations and other allegations of varying improprieties which have led to various settlements with the Securities and Exchange Commission (the "SEC") and the Massachusetts Securities Division. A former trustee of PCA has also recently settled with the SEC allegations regarding breach of fiduciary duty in his capacity as a trustee. It is also our understanding from public news reports that PCA's manager, Putnam Investment, is under consideration to be purchased by a closely-held Canadian corporation, Power Corporation, which may not necessarily have experienced management in the affairs of United States closed-end funds or funds traded on the American Stock Exchange. To this end, we would:

               (a) Propose that PCA's incumbent investment adviser be terminated and, subject to shareholder approval, replaced with Boulder Investment Advisers, LLC (discussed below and defined as "BIA") and Stewart West Indies Trading Company, Ltd. (doing business in the United States as Stewart Investment Advisers) (discussed below and defined as "SIA") as co-advisers for PCA. Stewart R. Horejsi is the portfolio manager for BIA and SIA and would likely be proposed by BIA and SIA to be PCA's portfolio manager; and

               (b) Propose that PCA terminate its incumbent administrator and replace it with Fund Administrative Services, LLC (discussed below and defined as "FAS"), a company affiliated with BIA and SIA;

          4. Consider moving PCA from the American Stock Exchange to another reputable exchange, including without limitation the New York Stock Exchange, London Stock Exchange, Australian Stock Exchange, or some other exchange that provides for a more efficient and less-costly regulatory framework for closed-end funds;

          5. Propose that PCA change its name so that it does not include "Putnam". This change would be made if the fund's adviser is no longer associated with Putnam Investment;

          6. Propose that PCA change its investment policies and objectives, which may include, among other changes, proposals for PCA to expand its investment scope to include but not be limited to investments in both foreign and domestic common stocks, dividend paying common stocks and other fixed income securities, closed-end investment companies, and real estate operating companies and investment trusts, consistent with our philosophy that PCA's advisors should have the greatest possible flexibility to seek out and make investments they believe to be the best values among any asset class anywhere in the world; and

          7. Resist any attempt to open-end PCA. We agree with the current trustees' statement that "the continued operation of your fund as a closed-end fund is in the best long-term interests of your fund's shareholders" and thus PCA should maintain its closed-end status. However, we believe we can provide a better solution to address shareholder concerns as discussed more fully in the Offer, including changing the incumbent investment adviser and administrator and reducing the number of trustees from 11 to 5.

Changing PCA's investment policies to permit PCA to invest in securities other than California municipal bonds is likely to result in the fund having income that is not exempt from federal and California income taxes. In addition, some of these changes are likely to increase PCA's costs. For shareholders who do not wish to be a part of PCA's new direction, our offer is an opportunity to sell shares before any changes occur. Those shareholders only need to properly tender their shares according to the procedures described in this Offer. If the Offer is consummated, those shareholders will be able to invest the proceeds in similar Putnam or tax exempt funds or use the proceeds for other purposes.

     In the latest ratings by Morningstar(TM) (December 31, 2006), PCA received 2 of 5 stars for its overall 10-, and 5-year performance history and 1 of 5 stars for its 3-year performance history, as compared with other similarly situated California municipal long-position closed-end funds. We believe PCA can and should perform better.

     Tendering shareholders whose shares are registered in their own name and who tender directly to The Colbent Corporation, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions. If you own your shares through a bank, broker, dealer, trust company, or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company, or other nominee to determine whether any charges will apply. Except as set forth in Instruction 6 of the letter of transmittal, shareholders will not have to pay transfer taxes on the sale of shares pursuant to the Offer. Any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the letter of transmittal may be subject to a required backup Federal income tax withholding of 28% of the gross proceeds payable to the shareholder or other payee pursuant to the Offer. See "THE OFFER -- Section 9." We will pay all fees and expenses of The Colbent Corporation, which is acting as the depositary for the Offer, and Morrow & Co., Inc., which is acting as the information agent for the Offer, that are attributable to the Offer. See "THE OFFER -- Section 16."

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING. OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS
CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN "THE OFFER -- SECTION 14."

     We have not communicated with the trustees or management of PCA regarding the Offer. The PCA trustees are required by law to communicate its views regarding the Offer to the PCA shareholders within ten business days from the date the Offer is commenced.

     According to PCA's semi-annual shareholder report filed with the SEC on December 28, 2006, as of October 31, 2006, there were 4,518,749 shares of common stock outstanding.

     "THE OFFER -- Section 9" describes various United States federal income tax consequences of a sale of shares under the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.


                                    THE OFFER


     SECTION 1.  CERTAIN INFORMATION CONCERNING THE TRUST.

     The Trust is an irrevocable grantor trust organized in 1965 by Mrs. Mildred
B. Horejsi for the benefit of her issue. Although the Trust was established under the laws of New York and originally domiciled in Kansas, the Trust is now domiciled and administered in Alaska and governed under the laws of Alaska. The purpose of the Trust is to hold assets for the benefit of its beneficiaries, the issue of Mrs. Horejsi. Mrs. Horejsi is deceased. The Trust is authorized to hold property of any kind and invests primarily in marketable securities. The business address of the Trust is: c/o Badlands Trust Company, LLC, 3301 C Street, Anchorage AK 99501, and the business telephone number of the Trust is
(907) 561-5250. The trustees of the Trust are Badlands Trust Company, LLC ("Badlands"), Susan L. Ciciora and Brian D. Sippy, M.D. (the "Trustees"). Ms. Ciciora is Mildred Horejsi's granddaughter. Dr. Sippy is a close friend of the Horejsi family.

     Stewart R. Horejsi is Mildred Horejsi's son, Ms. Ciciora's father and a discretionary beneficiary of the Trust. Mr. Horejsi is (and has been for the past five years) a private investor and an employee of and the portfolio manager for two SEC registered investment advisers, Boulder Investment Advisers, LLC ("BIA") and Stewart West Indies Trading Company, Ltd. (doing business in the United States as Stewart Investment Advisers) ("SIA"). BIA and SIA are owned by other trusts associated with Mr. Horejsi's family. Mr. Horejsi presently acts as an investment adviser and financial consultant to the Trust with discretionary authority to manage the investment portfolio of the Trust in accordance with the Trust's investment objectives as determined by the Trustees. The Trust pays Mr. Horejsi an annual fee of $2,500 and quarterly fees equal to 0.6% of the assets in the Trust portfolio, other than holdings in Berkshire Hathaway, Inc., Boulder Total Return Fund, Inc. ("BTF"), Boulder Growth & Income Fund, Inc. ("BIF") and First Financial Fund, Inc. ("FF"). For the twelve months ended December 31, 2006, the Trust paid Mr. Horejsi a total of $2,500.00 for his services. In performing his duties for BIA and SIA, Mr. Horejsi splits his time between the United States and Barbados. His business address in the United States is 2344 Spruce Street, Suite A, Boulder, Colorado 80302.

     BIA and SIA are co-investment advisers to BTF and BIF, two closed-end investment companies. Fund Administrative Services, LLC ("FAS") is a closed-end fund administrator affiliated with BIA and SIA an is co-administrator to BTF, BIF and FF. The principal business address of FAS, BIA, BTF, BIF and FF is 2344 Spruce Street, Suite A, Boulder, Colorado 80302. The principal business address for SIA is Bellerive, Queen Street, St. Peter, Barbados. Evergreen Atlantic, LLC and the Lola Brown Trust No.1B (the "Lola Trust") each hold 50% of the membership interests in both BIA and FAS. Mr. Horejsi is the manager of Evergreen Atlantic, LLC. The members of Evergreen Atlantic, LLC are the Evergreen Trust, the Susan L. Ciciora Trust, the John S. Horejsi Trust and the Stewart West Indies Trust, which hold 11%, 30%, 15% and 44% of the membership interests, respectively. The trustees of the Evergreen Trust are Stephen C. Miller, Larry L. Dunlap and Badlands. Badlands is the sole trustee for each of the Susan L. Ciciora Trust, the John S. Horejsi Trust and the Stewart West Indies Trust. Mr. Horejsi is not a beneficiary under the Evergreen Trust, Susan
L. Ciciora Trust, the John S. Horejsi Trust or the Stewart West Indies Trust. The principal business address for Evergreen Atlantic, LLC is 2344 Spruce Street, Suite A, Boulder, Colorado 80302. The principal business address for each of the Evergreen Trust, the Susan L. Ciciora Trust, the John S. Horejsi Trust and the Stewart West Indies Trust is c/o Badlands Trust Company, LLC, 3301 C Street, Anchorage AK 99501.

     The Stewart West Indies Trust is the sole shareholder of SIA.

     Badlands is a limited liability company organized under the laws of Alaska which is authorized to do business as a private trust company and which administers the Trust as well as other trusts associated with Mr. Horejsi's family. Badlands has served as a trustee of the Trust since December 9, 2004, when Badlands Trust Company, a South Dakota corporation and formerly a trustee of the Trust, was dissolved and Badlands was established in its place. The business address of Badlands is 3301 C Street, Anchorage AK 99501. The sole member of Badlands is the Stewart R. Horejsi Trust No. 2 (the "Stewart Trust"), an irrevocable trust organized under the laws of Kansas by Mr. Horejsi for the benefit of his issue and their spouses, with the Kansas University Endowment
Association as a contingent beneficiary. The Stewart Trust is currently domiciled and administered in Alaska and the business address of the Stewart Trust is 3301 C Street, Anchorage AK 99501. The trustees of the Stewart Trust are Badlands, Laura Tatooles, a close friend of the Horejsi family, and Dr. Sippy. The name, business address, citizenship, present principal occupation and employment history of Ms. Ciciora, Ms. Tatooles, Dr. Sippy and each of the members of the board of managers and executive officers of Badlands are set forth in Schedule I of this Offer to Purchase.

     Dr. Sippy is a licensed physician practicing in Missoula, Montana and specializing in ophthalmology. He is a close friend of the Horejsi family and serves as a trustee to the Trust and the Stewart Trust. Dr. Sippy's address is 7265 Old Grant Creek Road, Missoula, MT 59808. Ms. Ciciora is Mr. Horejsi's daughter and is a director of BTF, BIF and FF, as well as a trustee of several other Horejsi family trusts in addition to the Trust. Ms. Ciciora's business address is 2344 Spruce Street, Suite A, Boulder CO 80302.

     BTF and BIF are traded on the New York Stock Exchange under the symbols "BTF" and "BIF," respectively. Their primary focus is total return. The Lola Trust and several other Horejsi family trusts took control of BTF in 1999, and the Ernest Horejsi Trust No. 1B (the "Ernest Trust") took control of BIF in 2002. FF is a closed-end investment company also traded on the New York Stock Exchange and its trading symbol is "FF." Its primary focus is financial stocks. The Trust, the Ernest Trust, the Lola Trust and several other Horejsi family trusts acted together to acquire control of FF in 2003.

     The Lola Trust is an irrevocable grantor trust settled in 1967 by Lola Brown, Mr. Horejsi's grandmother, for the benefit of her issue. The Lola Trust was organized and is governed under Kansas law and is domiciled and administered in Alaska under Alaska law. The Ernest Trust is an irrevocable grantor trust settled in 1966 by Ernest Horejsi, Mr. Horejsi's father, for the benefit of Ernest's issue. The Ernest Trust was organized and is governed under Kansas law and is domiciled and administered in Alaska under Alaska law.

     After successfully gaining control of the boards of BTF and BIF, the Horejsi family trusts holding interests in those funds recommended, and the respective boards and a majority of the shareholders agreed, that BIA and SIA should replace the prior advisers of these funds and that the funds' investment objectives should be changed. In the case of FF, its newly elected board concluded that the incumbent adviser should be retained and the fund's investment objective left unchanged. In all three cases, the respective boards moved the administrative contract for each fund to FAS. The manager of FAS is Stephen C. Miller.

     SECTION 2.  OWNERSHIP OF AND TRANSACTIONS IN SHARES

     Ownership of Shares. The Trust is the direct beneficial owner of 9,100 shares which, based on the 4,518,749 shares of common stock outstanding as of October 31, 2006 according to PCA's semi-annual shareholder report filed with the SEC on December 28, 2006, is equal to 0.2% of the outstanding shares.

     The Trustees of the Trust may be deemed to control the Trust and may be deemed to possess indirect beneficial ownership of the shares held by the Trust. In addition, by virtue of their position as directors or executive officers of Badlands, the persons listed as managers on Schedule I may be deemed to control Badlands and therefore indirectly to control the Trust. However, none of the Trustees, acting alone, can vote or exercise dispositive authority over shares held by the Trust. Accordingly, the Trustees and the managers and executive officers of Badlands disclaim beneficial ownership of the shares beneficially owned, directly or indirectly, by the Trust.

     As a result of his advisory role with the Trust, Mr. Horejsi may be deemed to have indirect beneficial ownership over the shares directly beneficially owned by the Trust. However, Mr. Horejsi disclaims beneficial ownership of these shares.

     Transactions in Shares. During the past sixty days, the Trust purchased shares in open market transactions on the AMEX on the dates, in the amounts and at the prices set forth in the table set forth in Schedule 2. The Trust may consider purchasing some of PCA's outstanding preferred shares at auctions held every 28 days. If the Trust were to purchase more than 50% of the preferred shares and held those shares on the record date for the Trust's next meeting for election of trustees, then the Trust would be able to elect the two Fund trustees elected by the holders of preferred shares at the meeting.


     SECTION 3.  BACKGROUND AND PURPOSE OF THE OFFER; PLANS FOR PCA

     We are conducting the Offer for the purpose of acquiring control of PCA so that we may influence the policies and management of PCA. If we are successful in acquiring control of PCA, we currently expect to:

          1. Propose a reduction of the high number of PCA trustees from its current 11 to a more responsive and manageable 5;

          2. Propose that PCA shareholders elect our nominees in place of the incumbent trustees at PCA's next annual meeting (the date of the meeting has not been set). We prefer trustees that we know, trust and in whom we have confidence with regard to fund-related business decisions;

          3. Propose that PCA be given a fresh start with new management and administration insofar as its current management is embroiled in litigation, investigations and other allegations of varying improprieties which have led to various settlements with the SEC and the Massachusetts Securities Division. A former trustee of PCA has also recently settled with the SEC allegations regarding breach of fiduciary duty in his capacity as a trustee. It is also our understanding from public news reports that PCA's manager, Putnam Investment, is under consideration to be purchased by a closely-held Canadian corporation, Power Corporation, which may not necessarily have experienced management in the affairs of United States closed-end funds or funds traded on the American Stock Exchange. To this end, we would:

               (a) Propose that PCA's incumbent investment adviser be terminated and, subject to shareholder approval, replaced with BIA and SIA as co-advisers for PCA. In other closed-end funds they advise, BIA and SIA are paid an aggregate fee of 1.25% of the funds' average monthly net assets. PCA's current advisor is paid a fee of 0.55% of PCA's average daily managed assets. As a result, if BIA and SIA are retained as PCA's investment advisors, fees paid by PCA are likely to increase. Although past performance does not indicate or guarantee future results, we believe that BIA and SIA would provide better investment management than the incumbent advisor, warranting the increased fees that they would likely charge. As an example only, under BIA and SIA's management, the total returns for BIF and BTF are 13.7% and 11.3%, respectively, for the previous three years ending December 31, 2006, which exceeds the total return achieved by PCA for the same time period; BIF and BTF also earned higher Morningstar ratings for its peer class of funds than PCA during this same time period. Note, however, that BIF and BTF have had substantially different investments than PCA over this time period and, consequently, investment returns are not directly comparable. Mr. Horejsi is the portfolio manager for BIA and SIA and would likely be proposed by BIA and SIA to be PCA's portfolio manager; and

               (b) Propose that PCA terminate its incumbent administrator and replace it with FAS. In general, PCA's operating expenses are higher than that of a similar fund, the Putnam
                    California   Tax  Exempt  Fund,   which  employs  a  similar
                    investment objective and utilizes the same investment manager as with PCA. This is most likely because PCA includes additional management fees, custody fees and other expenses associated with maintaining PCA's high level of investment leverage. PCA's incumbent administrator is paid a fee of 0.49% of PCA's average daily managed assets. In other funds that it administers, FAS is paid a fee of 0.20% of the funds' average monthly net assets. In this regard, FAS' fees are significantly less than the current administrator's fees. However, although FAS' fees may be less than the fees the current administrator is contractually permitted to charge, overall fees may increase if a significant increase in advisory fees occurs as described above;

          4. Consider moving PCA from the American Stock Exchange to another reputable exchange, including without limitation the New York Stock Exchange, London Stock Exchange, Australian Stock Exchange, or some other exchange that provides for a more efficient and less-costly regulatory framework for closed-end funds;

          5. Propose that PCA change its name so that it does not include "Putnam". This change would be made if the fund's adviser is no longer associated with Putnam Investment;

          6. Propose that PCA change its investment policies and objectives, which may include, among other changes, proposals for PCA to expand its investment scope to include but not be limited to investments in both foreign and domestic common stocks, dividend paying common stocks and other fixed income securities, closed-end investment companies, and real estate operating companies and investment trusts, consistent with our philosophy that PCA's advisors should have the greatest possible flexibility to seek out and invest in what they believe to be the best values among any asset class anywhere in the world. In the latest ratings by Morningstar(TM) (December 31, 2006), PCA received 2 of 5 stars for its overall 10- and 5-year performance history, and 1 of 5 stars for its 3-year performance history, as compared with other similarly situated California municipal long-position closed-end funds. However, changing PCA's investment policies to permit PCA to invest in securities other than California municipal bonds is likely to result in the fund having income that is not exempt from federal and California income taxes; and

          7. Resist any attempt to open-end PCA. We agree with the current trustees' statement that "the continued operation of your fund as a closed-end fund is in the best long-term interests of your fund's shareholders" and thus PCA should maintain its closed-end status. However, we believe we can provide a better solution to address shareholder concerns as discussed more fully in the Offer, including changing the incumbent investment adviser and administrator and reducing the number of trustees from 11 to 5.

     We are making this Offer for all of PCA's outstanding shares of common stock; therefore, we believe that the Offer provides all shareholders who might oppose these changes with the option of selling their shares in the Offer and liquidating those holdings, rather than retaining their shares after these changes are made. Even if we do not acquire all the outstanding shares through this Offer, it is our intent to move forward with the changes to PCA as discussed in this Offer. For shareholders who do not want to be a part of the new direction of PCA, the Offer is an opportunity to sell shares before any changes occur. Those shareholders need to properly tender their shares according to the procedures described in this Offer. If the Offer is consummated, those shareholders will be able to invest the proceeds in other, similar, Putnam Investment funds or use the proceeds for other purposes.

     On January 22, 2007, we delivered  the following  letter to the trustees of
PCA:

                               Stewart R. Horejsi
                           2344 Spruce Street, Suite A
                             Boulder, Colorado 80302

                                January 22, 2007


Trustees
Putnam California Investment Grade Municipal Trust
One Post Office Square
Boston, MA 02109

Ladies and Gentlemen:

     I am writing in connection with the tender offer that the Mildred B. Horejsi Trust (the "Trust") will commence tomorrow for shares of common stock of Putnam California Investment Grade Municipal Trust (the "Fund"). As trustees of the Fund you will be asked to take a position with respect to the tender offer. I urge you to support the tender offer as it is in the best interest of the shareholders of the Fund.

     As you are well aware, previous communications by your shareholders, and a shareholder proposal for the Fund's fiscal year-ended 2006, indicated dissatisfaction with the Fund's direction in terms of its persistent and deep discount, its higher fee structure with regard to another similarly situated fund under the same management as with the Fund, and other management issues associated with the Fund's investment complex, Putnam Investment and/or Putnam Management, including recent settlements with the Securities and Exchange Commission and the Massachusetts Securities Division regarding allegations of improper behavior. It is also my understanding that a former trustee of PCA has also recently settled with the SEC allegations regarding breach of fiduciary duty in his capacity as a trustee. In response to this proposal and other issues confronting PCA, you recommended to the shareholders of the Fund that it remain closed-end as it remained in the best long-term interests of the Fund's shareholders. I agree with this recommendation and propose that the Fund remain a closed-end fund for many of the same reasons that you outlined in your response to the proposal.

     According to the latest ratings provided by Morningstar(TM) (as of December 31, 2006), the Fund received only 2 of 5 stars for its overall 10- and 5-year performance history, and 1 of 5 stars for its 3-year performance history, as compared with other similarly situated California municipal long-position closed-end funds. Finally, it is my understanding from public news reports that Putnam Investment, the adviser for PCA and the Putnam family of funds, is under consideration to be purchased by a closely-held Canadian corporation, Power Corporation, which may not necessarily have experienced management in the affairs of United States closed-end funds or closed-end funds traded on the American Stock Exchange.

     Accordingly, in accordance with your recommendation to the shareholders regarding the long-term viability of the Fund as a closed-end fund, I believe that the shareholders of the Fund deserve a fresh start and a new direction to possibly provide a better return on their investment and a more confident outlook toward the Fund's future.

     To accomplish this, the Trust intends to acquire control of the Fund. In the past, the Trust or other trusts associated with the Horejsi family have successfully acquired control of three other closed-end investment companies presently trading as First Financial Fund, Inc. (NYSE:FF), Boulder Total Return Fund, Inc. (NYSE:BTF), and Boulder Growth & Income Fund, Inc. (NYSE:BIF). For two of these three funds (BTF and BIF), the incumbent investment advisor was replaced, and for the third fund (FF), the incumbent investment advisor was retained. The Trust anticipates asking shareholders to replace the Fund's incumbent advisor, as indicated in the tender offer materials. In addition, the Trust anticipates supporting changes in the Fund's investment policies to broaden the Fund's investments and increase its flexibility in order to provide an opportunity for better shareholder value and move the Fund in a new direction. Furthermore, we are in agreement with your recommendation that the Fund remain a closed-end fund as we also believe it serves the long-term interests of the shareholders. Therefore, we will resist any attempt to open-end the Fund.

     We are tendering for all of the Fund's outstanding shares of common stock. In doing this, we believe we are giving shareholders an opportunity to sell their shares at a fair price if they do not want to be a part of our proposed changes. It is our intent to move forward with the changes as more fully discussed in the tender offer material even if we do not acquire 100% of the outstanding shares of the Fund.

     I would be happy to meet with you to discuss the tender offer. If you would like to set up a meeting, you can contact our attorney Thomas Stephens at Bartlit Beck Herman Palenchar & Scott LLP at (303) 592-3100 to make the arrangements. As our interests are aligned toward the most efficient and cost-effective outcome that is satisfactory to all of the Fund's shareholders, I am confident that this tender offer will be a positive step to move the Fund in a new direction and open up new opportunities. I remain,

     Yours truly,

     /s/

     Stewart R. Horejsi


     SECTION 4.  SOURCE AND AMOUNT OF FUNDS

     If we purchase all 4,518,749 outstanding shares of common stock that we do not own pursuant to the Offer at $14.16 per share, our aggregate cost will be $63,985,486, not including fees and expenses. See "THE OFFER -- Section 16." The Offer is not conditioned on any financing arrangements.

     We will use cash on hand and margin borrowings under an account (the "Merrill Lynch Account") maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). To the extent additional funds are required to fund the Offer, we will draw from a revolving line of credit agreement between the Trust and the Lola Trust (the "Lola Line of Credit"). Our borrowings from the Merrill Lynch Account are subject to the terms of a cash management account agreement between us and Merrill Lynch (the "Merrill Lynch Agreement"). No plans or arrangements have been made to finance or repay the Lola Line of Credit or borrowings under the Merrill Lynch Agreement.

     Our margin borrowings from the Merrill Lynch Account bear interest at the federal funds rate plus 40 basis points and are due on demand. The margin borrowings are based on the collateral in the Merrill Lynch Account maintained by us. We will not use any of the Fund's shares as collateral for the margin borrowings under the Merrill Lynch Account. As of December 31, 2006, the Trust had approximately $0.00 in borrowings outstanding under the Merrill Lynch Account. Under the terms of the Merrill Lynch Account, the Trust had total borrowing authority of $12 million, without including any shares as collateral. A copy of the Merrill Lynch Agreement is filed as Exhibit (b)(1) to our Schedule TO filed with the SEC.

     To the extent additional funds are required to fund the Offer, we will draw from the Lola Line of Credit. Borrowings under the Lola Line of Credit will bear interest at the short term applicable federal rate. The Lola Line of Credit is a revolving line of credit and is renewable or cancelable at the discretion of the trustees of the Lola Trust on a 90-day basis. We will not use any of the Fund's shares as collateral for the borrowings under the Lola Line of Credit. As of the date of this Offer, the Trust has not drawn from the Lola Line of Credit. Under the terms of the Lola Line of Credit, the Trust has total borrowing authority of $50 million without including any shares as collateral. A copy of the Lola Line of Credit is filed as Exhibit (b)(2) to our Schedule TO filed with the SEC.

     Given the cash on hand and borrowing available under the Merrill Lynch Agreement and the Lola Line of Credit, the Trust currently has, and we are highly confident that the Trust will continue to have, sufficient funds for the acquisition of the shares upon any expiration of the Offer.


     SECTION 5.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all shares that are validly tendered on or prior to the expiration date (as hereinafter defined) and not withdrawn in accordance with the procedures set forth in "THE OFFER --
Section 8." The term "expiration date" means 12:00 Midnight, New York City time, on Friday, February 16, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "expiration date" shall mean the latest time and date at which the Offer, as so extended by us, will expire. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or any U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated at any time and from time to time, and regardless of whether or not the conditions set forth in the "THE OFFER --
Section 14" shall have been satisfied, to:

          1. extend the Offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any shares, by giving oral or written notice of that extension to the depositary; and

          2. amend the Offer in any other respect by giving oral or written notice of that amendment to the depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     There can be no assurance that we will exercise our right to extend the Offer.

     If by 12:00 Midnight, New York City time, on February 16, 2007, (or any date or time then set as the expiration date), any or all of the conditions to the Offer has or have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 5), subject to the applicable rules and regulations of the SEC, to:

          1. terminate the Offer and not accept for payment or pay for any shares and return all tendered shares to tendering shareholders;

          2. waive all the unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the expiration date and not theretofore withdrawn;

          3. extend the Offer and, subject to the right of shareholders to withdraw shares until the expiration date, retain the shares that have been tendered during the period or periods for which the Offer is extended; or

          4.   amend the Offer.

     If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of shares) for shares or we are unable to pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under "THE OFFER -- Section 8." However, our ability to delay the payment for shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the bidder's offer.

     Any extension, waiver, amendment, or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release to Business Wire.

     If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum period of ten business days from the date of the change is required to allow for adequate dissemination to shareholders.

     If we decide, in our sole discretion, to increase or decrease the Offer Price or to change the percentage of shares we are seeking in the Offer, and if, at the time that notice of any such changes is first published, sent or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of shares we are seeking under the Offer by not more than two percent of the outstanding shares, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED
CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

     A request is being made to PCA pursuant to Rule 14d-5(a) under the Exchange Act for the use of PCA's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by PCA with this request, this Offer to Purchase, the letter of transmittal, and all other relevant materials will be mailed to record holders of shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on PCA's shareholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares by us or, if PCA so elects, the materials will be mailed by PCA.

     If any tendered shares are not purchased pursuant to the Offer for any reason, or if share certificates are submitted representing more shares than are tendered, certificates representing unpurchased or untendered shares will be returned, without expense to the tendering shareholder (or, in the case of shares delivered pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 7," such shares will be credited to an account maintained within the book-entry transfer facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.


     SECTION 6.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     On the terms of and subject to the conditions to the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment and will pay promptly after the expiration date for all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with "THE OFFER -- Section 8". We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See "THE OFFER -- Section 5" and "THE OFFER -- Section 14." We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

     In all cases, we will pay for shares we have accepted for payment under the Offer only after timely receipt by the depositary of:

          1. certificates representing, or timely confirmation (a "book-entry confirmation") of the book-entry transfer of the shares into the depositary's account at The Depository Trust Company (the "book-entry transfer facility") pursuant to the procedures set forth in "THE OFFER -- Section 7;"

          2. the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an "agent's message" (as defined below) in connection with a book-entry transfer; and

          3.   any other documents required by the letter of transmittal.

     Accordingly,   tendering  shareholders  may  be  paid  at  different  times depending on when certificates for shares or book-entry confirmations respecting shares are actually received by the depositary.

     The term "agent's message" means a message, transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares which are the subject of such book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares. On the terms of and subject to the conditions to the Offer, we will pay for shares we have accepted for payment under the Offer by depositing the purchase price therefor with the depositary. The depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders whose shares we have accepted for payment. Upon our deposit of funds with the depositary for the purpose of making payments to tendering shareholders, our obligation to make the payment shall be satisfied and tendering shareholders must thereafter look solely to the depositary for payment of amounts owed to them by reason of the acceptance for payment of shares pursuant to the Offer.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES. We will pay any stock transfer taxes incident to the transfer to us of validly tendered shares, except as otherwise provided in instruction 6 of the letter of transmittal, as well as any charges and expenses of the depositary and the information agent.

     SECTION 7.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tender. Except as set forth below, in order for shares to be validly tendered pursuant to the Offer, on or prior to the expiration date either the guaranteed delivery procedures set forth below must be followed or:

          |X| certificates representing the tendered shares must be received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or the shares must be tendered pursuant to the book-entry transfer procedures set forth below and a book-entry confirmation must be received by the depositary;

          |X| the letter of transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an agent's message in connection with a book-entry transfer of shares, must be received by the depositary at one of its addresses; and

          |X| any other documents required by the letter of transmittal must be received by the depositary at one of its addresses.

     The valid tender of shares by you by one of the procedures described in this Section 7 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

     Book-Entry Transfer. The depositary will make a request to establish accounts with respect to the shares at the book-entry transfer facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the book-entry transfer facility may make book-entry delivery of shares by causing the book-entry transfer facility to transfer such shares into the depositary's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the expiration date, or the guaranteed delivery procedures set forth below must be complied with. REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE
DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU DELIVER BY OVERNIGHT COURIER OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the letter of transmittal for shares tendered thereby if:

          |X| the letter of transmittal is signed by the registered holder(s) of shares tendered therewith and the registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal; or

          |X|  the  shares  are   tendered  for  the  account  of  an  "eligible
               institution."

     For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program.

     Except as we describe above, all signatures on any letter of transmittal for shares tendered thereby must be guaranteed by an eligible institution. See instructions 1 and 5 to the letter of transmittal. If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made, or certificates for shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See instructions 1 and 5 to the letter of transmittal.

     Guaranteed Delivery. If you wish to tender shares pursuant to the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

          |X|  your tender is made by or through an eligible institution;

          |X| a properly completed and duly executed notice of guaranteed delivery, substantially in the form we provide, is received by the depositary, as provided below, prior to the expiration date; and

          |X| within three American Stock Exchange trading days after the date of execution of the notice of guaranteed delivery (i) certificates representing tendered shares are received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or the shares are tendered pursuant to the book-entry transfer procedures and a book-entry confirmation is received by the depositary, (ii) the letter of transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an agent's message in connection with a book-entry transfer of shares, is received by the depositary at one of such addresses and (iii) any other documents required by the letter of transmittal are received by the depositary at one of such addresses.

     A notice of guaranteed delivery must be delivered to the depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery that is to be delivered to the depositary.

     Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 28%, unless a shareholder that holds shares:

          |X| provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's Social Security Number) and any other required information; or

          |X| is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

     A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each shareholder should provide the depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the letter of transmittal. Non-corporate foreign shareholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See instruction 9 to the letter of transmittal.

     Appointment. By executing a letter of transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent's message in lieu of a letter of transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the letter of transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares and other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All these proxies will be considered coupled with an interest in the tendered shares and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those shares and additional securities attributable thereto in respect of any annual, special or adjourned meeting of PCA's shareholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper. We reserve the right to require that, in order for shares to be deemed validly tendered, we must be able, immediately on our acceptance for payment of those shares, to exercise full voting, consent and other rights with respect to those shares and the additional securities attributable thereto, including voting at any meeting of shareholders or acting by written consent without such a meeting.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the expiration date such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("equivalent securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such equivalent securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to us that (a) the shareholder has a "net long position" in shares or equivalent securities being tendered within the meaning of Rule 14e-4, and (b) the tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

     Determination of Validity. WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT), AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

     Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the transfer agent for the shares, Putnam Fiduciary Trust Company at (617) 482-5270. The transfer agent will instruct the shareholder as to the steps that must be taken in order to replace the certificates.


     SECTION 8.  WITHDRAWAL RIGHTS

     Except as this Section 8 otherwise provides, tenders of shares made pursuant to the Offer are irrevocable. You may withdraw shares that you have previously tendered pursuant to the Offer according to the procedures we describe below at any time prior to the time the shares have been accepted for payment as provided in the Offer.

     For a withdrawal to be effective, a written notice of withdrawal must:

          |X| be received in a timely manner by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

          |X| specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

     If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

     If shares have been delivered in accordance with the procedures for book-entry transfer as set forth in "THE OFFER -- Section 7," any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

     Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the expiration date by again following one of the procedures described in "THE OFFER -- Section 7."

     We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


     SECTION 9.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     Taxable Transaction. Your receipt of cash for shares in our Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

     Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in the Offer and your adjusted tax basis in the shares you sold in the Offer. Gain or loss will be calculated separately for each share tendered and purchased under the Offer.

     If you hold shares as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year. If you are an individual, long-term capital gains will be eligible for a maximum federal income tax rate of 15%. Under present law, the ability to use capital losses to offset ordinary income is limited. You should consult your tax advisor in this regard.

     The foregoing discussion may not be applicable with respect to holders of shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations, employee benefit plans, and financial institutions. In addition, the foregoing discussion may not apply to a holder of shares in light of individual circumstances, such as holding shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. We base this discussion on present law, which is subject to change, possibly with retroactive effect. In addition, the foregoing does not address state, local or foreign tax laws that may be applicable.

THE SUMMARY OF TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. WE URGE YOU TO CONSULT YOUR TAX ADVISOR OR ATTORNEY TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS.

     Backup Withholding. Some non-corporate shareholders may be subject to backup withholding at a 28% rate on cash payments they receive under the Offer unless certain information is provided to the depositary or an exemption applies. See "THE OFFER -- Section 7."


     SECTION 10.  PRICE RANGE OF THE SHARES

     The shares are traded on the American Stock Exchange ("AMEX") under the symbol "PCA." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the AMEX since January 1, 2004, based on published financial sources.


                                                    High                        Low

-----------------------------------------------------------------------------------------
Year Ended December 31, 2006:
First Quarter                                        $13.62                     $13.11
Second Quarter                                       $13.45                     $12.86
Third Quarter                                        $13.81                     $12.77
Fourth Quarter                                       $14.10                     $13.45

Year Ended December 31, 2005:
First Quarter                                        $13.99                     $13.21
Second Quarter                                       $13.80                     $13.39
Third Quarter                                        $13.90                     $13.69
Fourth Quarter                                       $13.85                     $12.87

Year Ended December 31, 2004:
First Quarter                                        $14.60                     $13.43
Second Quarter                                       $14.15                     $12.20
Third Quarter                                        $13.51                     $12.60
Fourth Quarter                                       $13.56                     $13.22


     On January 19, 2007, which was the last trading day before we announced our intention to make our offer and commenced our offer, the last reported sales price of the shares reported by the AMEX was $14.07. We urge shareholders to obtain a current market price. On January 18, 2007, PCA indicated that its net asset value per share was $14.87. This difference between the last reported sales price and PCA's reported net asset value means that the Fund was trading at a discount of approximately 5.4% relative to its underlying net asset value over more recent periods.

     Dividends and Distributions. PCA's publicly announced policy is to declare quarterly and pay monthly stable distributions to holders of shares. In an effort to maintain a stable distribution amount, distributions to holders of shares have historically been funded through a mixture of net investment income, realized gains, and paid-in capital. In addition, PCA may pay distributions in excess of those required by its stable distribution policy to avoid excise tax or to satisfy the requirements of Subchapter M of the Internal Revenue Code. PCA has declared quarterly and paid monthly distributions to holders of shares in the amount of $0.05190 per share in each month beginning with January 2006 (except for the month of December, 2006 where PCA made two distributions in the amount of $0.30050 and $0.05330). Dividends and distributions to PCA's preferred shareholders are accrued and determined according to the dividend and distribution rights of the preferred shareholders fixed under PCA's governing documents. We do not currently intend to propose any changes to PCA's current distribution policy, although changes to PCA's current distribution policy may be necessary if PCA's investment policies are changed as we intend to propose.

     SECTION 11.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

     Our purchase of shares under the Offer may reduce the number of holders of shares and will reduce the number of shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of, and increase the volatility of the market price of, the remaining shares the public holds. However, we cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

     The continued listing of the shares on the AMEX is subject to compliance with the listing requirements of the AMEX. In accordance with AMEX's published guidelines, the "AMEX Company Guide," the shares must meet certain criteria for continued listing on the AMEX, including possibly certain alternative listing standards: A closed-end fund which is part of a group of closed-end funds which are or will be listed on the AMEX, and which are managed by a common investment adviser or investment advisers who are "affiliated persons" as defined in
Section 2(a)(3) of the Investment Company Act of 1940 as amended (the "Group"), is subject to the following criteria: (i) The Group has a total market value of publicly held shares or net assets of at least $75 million; (ii) The closed-end funds in the Group have an average market value of publicly held shares or net assets of at least $15 million; and (iii) Each closed-end fund in the Group has a market value of publicly held shares or net assets of at least $10 million. We do not believe that the Offer would adversely affect the continued listing of the shares on the AMEX. However, in the event that shares of PCA are no longer eligible for listing with on the AMEX or we determine that another exchange is more suitable for PCA's shareholders, we may de-list the shares and seek registration on another exchange (including the New York Stock Exchange, the London Stock Exchange, Australian Stock Exchange, or some other suitable exchange which serves the long-term interests of PCA's shareholders). In addition, so long as PCA is a registered investment company, the shares are not eligible for termination of registration under Section 12(g)(4) of the Exchange Act.


     SECTION 12.  CERTAIN INFORMATION CONCERNING PCA

     The information concerning PCA contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of the Trust, the information agent or the depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by PCA to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Trust, the information agent or the depositary.

     According to PCA's semi-annual report filed with the SEC for the fiscal year ended October 31, 2006, and other publicly available documents, PCA was organized as a Massachusetts business trust in 1993 as a non-diversified, highly-leveraged, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The principal executive offices of PCA are located at One Post Office Square, Boston, MA, 02109, and its telephone number is 1-800-225-1581. According to PCA's semi-annual report filed with the SEC for the period ended October 31, 2006, there were 4,518,749 shares of common stock outstanding, par value $0.001 per share, and 320 shares outstanding of auction market preferred stock, or "AMPS," par value $50,000 per share (or $16 million total outstanding).

     Putnam Management has entered into agreements with the SEC and the Massachusetts Securities Division settling charges connected with excessive short-term trading by Putnam employees and, in the case of the charges brought by the Massachusetts Securities Division, by participants in some Putnam-administered 401(k) plans. Pursuant to these settlement agreements, Putnam Management will pay a total of $193.5 million in penalties and restitution. The SEC's and Massachusetts Securities Division's allegations and related matters may also serve as the general basis for numerous lawsuits, including purported class action lawsuits filed against Putnam Management and certain related parties, including certain Putnam funds. PCA is managed by Putnam Investment, which is owned by Putnam Investment Management Trust, a wholly owned subsidiary of Putnam LLC. Putnam LLC is a Delaware limited liability company owned by Putnam Investments Trust, a Massachusetts business trust. Putnam Investments Trust is a subsidiary of Marsh & McLennan Companies, Inc. ("Marsh"). Marsh is a publicly owned holding company traded on the New York Stock Exchange whose operating subsidiaries are international insurance brokers, investment managers and management consultants. According to recent news reports, Marsh has agreed to sell Putnam Investment to a Canadian-based company called Power Corporation.

     PCA is subject to the informational filing requirements under the 1940 Act and the Exchange Act and is required to file annual and semi-annual reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information PCA files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     SECTION 13.  DIVIDENDS AND DISTRIBUTIONS

     Changes in Capitalization. If, on or after January 22, 2007, PCA should (a) split, combine or otherwise change the shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding shares or other securities or (c) issue or sell additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of "THE OFFER -- Section 14," we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased. If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent, or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days.

     Dividends and Distributions - Generally, if, on or after January 22, 2007, PCA should declare or pay any cash dividend (other than PCA's regular monthly distribution of $0.05190 per share payable on February 1, 2007) or other distribution on the shares, or issue, with respect to the shares, any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the shares purchased pursuant to the Offer to us or our nominees or transferees on PCA's stock transfer records, then, subject to the provisions of "THE OFFER -- Section 14,"
(i) the Offer price will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for our account and will be required to be promptly remitted and transferred by each tendering shareholder to the depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price for the shares or deduct therefrom the amount or value thereof, as we determine in our sole discretion.

     Regular Monthly Distribution. PCA has publicly announced that it has declared a distribution of $0.05190 per share payable on February 1, 2007, to holders of record of shares on January 22, 2007. Tendering your shares will not affect your right to receive payment for the distribution payable on February 1, 2007.


     SECTION 14.  CONDITIONS TO THE OFFER

     Notwithstanding any other term of the Offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (which relates to our obligation to pay for or return tendered shares promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, shares tendered, and we may amend the Offer or terminate the Offer and not accept for payment any tendered shares if at any time prior to the expiration of the Offer any of the following events shall be determined by us to have occurred:

          1. any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, or prospects of PCA which, in our sole judgment, does or may have a materially adverse effect on PCA or us or any of our affiliates, or we shall have become aware of any fact that, in our sole judgment, does or may have a material adverse effect on the value of the shares;

          2. there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to the PCA shareholders, (iv) would or might prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits to us thereof, including the exercise of voting or other shareholder rights with respect to the shares pursuant to the Offer or the receipt of any distributions or other benefits of ownership of the purchased shares to which owners of shares are entitled generally, (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, or prospects of PCA, or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our sole judgment, might adversely affect us, PCA or any of our affiliates or the value of the shares;

          3. any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or PCA or any of our affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our sole judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including the exercise of voting or other shareholder rights with respect to the shares purchased pursuant to the Offer or the receipt of any distributions or other benefits of ownership of the purchased shares to which owners of shares are entitled generally, or (iii) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, or prospects of us or PCA or any of our affiliates;

          4. there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market, for a period in excess of three hours,
               (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our sole judgment, might adversely affect, the extension of credit by banks or other financial institutions, (iii) a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) the commencement of, or a significant expansion in any currently ongoing, war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States, or any attack on, or outbreak or act of terrorism involving, the United States,
               (v) a material decrease, in our reasonable judgment, in the market price for the shares or in the general level of market prices for equity securities in the United States, (vi) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which PCA does business that could, in the sole judgment of the Trust, have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, or prospects of PCA, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our sole judgment, a material acceleration or worsening thereof;

          5. PCA shall have (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding shares or other securities or other equity interests, (iii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional shares, other than shares issued or sold pursuant to PCA's dividend reinvestment plan in effect on January 22, 2007, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of PCA, (v) altered or proposed to alter any material term of any outstanding security or material contract, permit or license,
               (vi) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the Trust' sole opinion, could adversely affect either the value of PCA or the value of the shares, or (vii) amended or authorized or proposed any amendment to its articles of incorporation or bylaws, or the Trust shall become aware that PCA shall have proposed or adopted any such amendment which shall not have been previously disclosed;

          6. a tender or exchange offer for any shares of the capital stock of PCA shall have been made or publicly proposed to be made by another person, or it shall have been publicly disclosed or we shall have learned that (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, more than five percent of any class or series of capital stock of PCA (including the shares), or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of any class or series of capital stock of PCA (including the shares) other than acquisitions for bona fide arbitrage purposes,
               (ii) any new group shall have been formed which beneficially owns more than five percent of any class or series of capital stock of PCA (including the shares), (iii) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for any shares or other business combination with or involving PCA or (iv) any person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire PCA or assets or securities of PCA);

          7. if the number of shares tendered is less than 25% of the outstanding shares, we may determine, based on our sole discretion, that the number of shares tendered as a result of this Offer are insufficient for us to meet our goals as set forth herein;

          8. legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our sole judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates; or

          9. any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion, which, in our sole judgment, in any such case, and regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by PCA) or may be waived by us in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer. Any determination by us concerning the events described in this Section 14 will be final and binding upon all parties.


     SECTION 15.  CERTAIN LEGAL MATTERS

     General. Except as described in this Section 15, based on a review of publicly available filings PCA has made with the SEC and other publicly available information concerning PCA, we are not aware of any license or regulatory permit that appears to be material to the business of PCA and that might be adversely affected by our acquisition of shares as contemplated by the Offer, or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of shares by us as contemplated by the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request PCA to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any shares tendered. See "THE OFFER -- Section 14."

     Provisions of Massachusetts Law. PCA is organized as a Massachusetts business trust. Consequently, PCA operates under a written declaration of trust (the "Declaration of Trust"). The beneficial interests of PCA are divided into transferable certificates of participation or shares, in accordance with the terms of the Declaration of Trust. Among other provisions, PCA's Declaration of Trust has certain provisions which call for the trustees to open-end PCA only upon an affirmative vote of at least two-thirds of the shareholders entitled to vote on such matters, unless at least two-thirds of the trustees vote to open-end PCA, in which case a majority vote of the shareholders entitled to vote on such matters is required to adopt the trustees' proposal. The Declaration of Trust may be amended at any time by a majority vote of shareholders entitled to vote on such matters, except where an amendment affecting the provisions of election of trustees, the duration of the trust, a merger or consolidation of PCA, or open-ending (as discussed previously), which would then require the vote of at least two-thirds of shareholders entitled to vote on such matters. The holders of AMPS may also vote separately as a class on these matters.

     State Takeover Statutes. PCA may be deemed to conduct business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer and have not complied with any such laws. Should any person seek to apply any such state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment any Shares tendered. See "THE OFFER --
Section 14."

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. We have concluded that the purchase of shares pursuant to the Offer is not subject to such requirements and, as a result, believe the Offer can be consummated in compliance with federal and state antitrust laws.

     Appraisal Rights. There are no appraisal or dissenter's rights available in connection with the Offer.


     SECTION 16.  CERTAIN FEES AND EXPENSES

     We have retained Morrow & Co., Inc. to act as the information agent and The Colbent Corporation to serve as the depositary in connection with the Offer. The information agent and the depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses, and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws. The information agent may contact PCA shareholders by mail, facsimile or personal interviews and may request banks, brokers, dealers, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners of the shares.

     We will not pay any fees or commissions to any broker or dealer or other person, other than the depositary and the information agent, in connection with the solicitation of tenders of shares under the Offer. We will reimburse banks, brokers, dealers, trust companies, and other nominees on their request for customary mailing and handling expenses they incur in forwarding material to their customers.


     SECTION 17.  MISCELLANEOUS

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Trust by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     The statements contained in the Offer are based on publicly available documents and other materials made available by us, PCA, PCA's trustees, Putnam Investments, or Putnam Management. No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

     We have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in "THE OFFER -- Section 12" with respect to information concerning PCA.



MILDRED B. HOREJSI TRUST

January 22, 2007.

                                                                      SCHEDULE I


                    INFORMATION CONCERNING THE TRUSTEES AND
                  DIRECTORS AND EXECUTIVE OFFICERS OF BADLANDS


     The following table sets forth the name, address, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each Trustee and each manager and executive officer of Badlands (including the name and principal business and address of each corporation or other organization in which the occupation, position, office or employment of such person was conducted, to the extent not set forth in "THE OFFER - Section 1").



MANAGERS AND OFFICERS OF BADLANDS

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME & ADDRESS               POSITION WITH BADLANDS                                DURING THE PAST FIVE YEARS

Larry L. Dunlap              Member of the Board of          |X|  President, Salina Auto Parts, Inc. from 1960 to July 2004
771 Victoria Heights         Managers since 2004                  (since retired)
Terrace                                                      |X|  Director of Badlands Trust Company, a South Dakota
Salina, KS 67401                                                  corporation, from 1997 until its dissolution on December 9, 2004

Ron Kukes                    Member of the Board of          |X|  President, Chief Executive Officer and a director of Alaska
3301 C Street                Managers since May 10, 2005          First Bank & Trust, National Association from 1991 to present.
Anchorage, AK 99501

Stephen C. Miller            President & Member of the       |X|  Of Counsel with Krassa & Miller LLC, a law firm whose
2344 Spruce Street           Board of Managers since              principal business address is 2344 Spruce Street, Suite A,
Suite A                      December 2004                        Boulder, CO 80302, from 1991 to present
Boulder CO 80302                                             |X|  President and General Counsel of BIA from 1999 to present
                                                             |X|  Manager of FAS from 1999 to present
                                                             |X|  Vice President of SIA from 1996 to present
                                                             |X|  Director of BIF from 2002 to October 15, 2004
                                                             |X|  President of BIF from 2002 to present
                                                             |X|  Director of BTF from 1999 to October 15, 2004
                                                             |X|  President of BTF from 1999 to present
                                                             |X|  Director of FF from 2003 to October 15, 2004
                                                             |X|  President of FF from 2003 to present
                                                             |X|  Officer of various other entities related to Mr. Horejsi
                                                             |X|  Vice President and Director of Badlands Trust Company, a
                                                                  South Dakota corporation, from 1997 until its dissolution on
                                                                  December 9, 2004

Laura Rhodenbaugh            Treasurer and Member of the     |X|  Executive Assistant at FAS from 1999 to present
200 S. Santa Fe, Suite 4     Board of Managers since         |X|  Officer of various other entities related to Mr. Horejsi
Salina, KS 67401             December 2004                   |X|  Cashier of Badlands Trust Company, a South Dakota
                                                                  corporation, from 1997 until its dissolution on December 9, 2004

Laura Tatooles               Member of the Board of          Homemaker
607 Marian Square            Managers since May 10, 2005
Oakbrook IL 60523            (also a trustee of the
                             Stewart Trust, the sole
                             member of Badlands)

Stephanie J. Kelley          Secretary since December 2004   |X|  Secretary of BIF from 2002 to present
2344 Spruce Street                                           |X|  Secretary of BTF from 1999 to present
Suite A                                                      |X|  Secretary of FF from 2003 to present
Boulder, CO 80302                                            |X|  Assistant Secretary and Assistant Treasurer of various other entities related to Mr. Horejsi
                                                             |X|  Employee of FAS from 1999 to present

TRUSTEES OF THE TRUST

NAME & ADDRESS               POSITION WITH THE TRUST           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
                                                                                   DURING THE PAST FIVE YEARS
Badlands Trust Company, LLC  Trustee since 2004              See "THE OFFER - Section 1" for a description of Badlands

Susan L. Ciciora             Trustee since                   |X|  Director of BIF from 2002 to present
2344 Spruce Street                                           |X|  Director of BTF from 2001 to present
Suite A                                                      |X|  Director of FF from 2003 to present
Boulder CO 80302                                             |X|  Trustee of the Lola Trust 1994 to present
                                                             |X|  Trustee of the Ernest Trust 1992 to present

Brian D. Sippy, M.D.         Trustee since 2001              |X|  Medical doctor (opthamologist) and Affiliate Faculty at the
7265 Old Grant Creek Road                                         University of Montana School of Pharmacy from 2003 to present.
Missoula MT 59808                                            |X|  Associate, Vitreoretinal Service, Emory Eye Center, Atlanta,
                                                                  GA from 2001 to 2003.
                                                             |X|  Volunteer Faculty, VAMC and Grady Memorial Hospitals, Atlanta
                                                                  GA from 2000 to 2003
                                                             |X|  Associate, Comprehensive Opthalmology, Emery Eye Center,
                                                                  Atlanta GA  (Fall 2000)
                                                             |X|  Trustee of Mildred Horejsi Trust from 2002 to present



                                                                     SCHEDULE II



INFORMATION CONCERNING PURCHASES OF SHARES BY THE MILDRED B. HOREJSI TRUST



     The following table sets forth information concerning the date, number of shares purchased and average price per shares of the shares purchased by the Trust.



                   DATE OF
                   PURCHASE             NUMBER OF SHARES PURCHASED             PRICE PER SHARE
                 12/26/2006                        9,100                             $13.65



     Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of PCA or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below:

     The Depositary for the Offer is:

                             THE COLBENT CORPORATION


                   By Mail:                                 By Overnight Courier:                              By Hand:
            The Colbent Corporation                        The Colbent Corporation                      The Colbent Corporation
            Attn: Corporate Actions                        Attn: Corporate Actions                      Attn: Corporate Actions
                  POB 859208                                 161 Bay State Drive                          161 Bay State Drive
            Braintree MA 02185-9208                          Braintree MA  02184                          Braintree MA  02184

                                  By Facsimile:

                                 (781-380-3388)

                         Confirm Facsimile Transmission:

                             (781-843-1833 Ext. 200)

Questions and requests for assistance may be directed to the information agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the letter of transmittal and other tender offer materials may be obtained from the information agent, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                               Morrow & Co., Inc.
                                 470 West Avenue
                               Stamford, CT 06902

                      Banks and Brokers Call (203) 658-9400

                   Shareholders Call Toll Free: (800) 607-0088